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The following is a transcript of the presentation given at Deutsche Bank’s 10th Annual Hospitality and Gaming conference on November 4, 2004:

CORPORATE PARTICIPANTS

Marc Falcone
Deutsche Bank - Managing Director

Peter Carlino
Penn National Gaming - Chairman and Chief Executive Officer

Bill Clifford
Penn National Gaming - Chief Financial Officer

Kevin DeSanctis
Penn National Gaming - President

Dick Glasier
Argosy Gaming - Chief Executive Officer

PRESENTATION

Marc Falcone - Deutsche Bank - Managing Director

Good morning everyone. Thank you for all coming so early this morning, starting your day at 7:30. My name is Mark Falcone. I'm Managing Director of the Gaming and Lodging Equity Research Franchise at Deutsche Bank. This is Deutsche Bank's 10th Annual Hospitality and Gaming conference.

This is my third and I'm very excited once again to be here to always have a never a dull day in the gaming industry. As many of you know, this year has been quite an active year for gaming, particularly with M&A transactions. I was doing some math last night and we've done roughly 8 major gaming transactions in the last 12 months totaling more than $25 billion in transaction value.

The average multiple on those transactions has been about 8 to 8 and a half times our cash flow, so certainly we've seen some great things happen in gaming this year. I'm very excited also to have our new company here this morning, Penn National Gaming, on the heels of their announcement last night to acquire Argosy Gaming for $47 a share, a $2.2 billion transaction.

We have members of both management teams here and I'm going to turn the presentation over to them. I think Peter Carlino, Chairman and CEO of Penn National; Bill Clifford, CFO of Penn National; Kevin DeSanctis at the end, President of Penn National; and we also have Dick Glasier, CEO of Argosy Gaming; and Dale Black, CFO of Argosy Gaming.

So with that, I'll turn it over to Peter to discuss last night's transaction.

Peter Carlino - Penn National Gaming - Chairman and Chief Executive Officer

Thanks Marc. That took care of all the introductions. I appreciate that. That was half my presentation. Good morning. I'm obviously very excited to be here today and take advantage actually of Argosy's presentation slot this morning, and just be available for questions and some descriptions about the rationale for what we've announced.

And largely to be here to answer your questions about how this thing is going to unfold. We've got some slides. For those of you who know me, there's probably some that do, know that I hate structure, but I'll make an effort to go through some of these bullet points and give you a sense of the scale that we have achieved.

It is a $2.2 billion transaction, which brings together 2 comparably sized companies with a collection of properties from our point of view that are right down the middle of the kind of thing that Penn National has done so successfully over this year, over the years. Argosy has built a very nice complement of outstanding what I'll call middle American properties. It's what we do, so this is not a stretch.

It's actually a very easy move for us to make. These are attractive properties, high quality, and they're managed and operated by a lot of high quality people. So this is a very, very nice situation from our point of view. We believe that by revenue and EBITDA measures, that when unfolds in 2005, we'll be the third largest gaming company in America.

That will undoubtedly change as this has become a very active industry, but we've got Pennsylvania ahead, Maine ahead and some very nice things that will augment our top and bottom lines fairly quickly. So this is an exciting time for us. A couple of points that are attractive to us are represented in this slide, probably one of the most important from a strategic plan point of view, and that is, this allows us to enter 3 new markets, Indiana, Missouri and Iowa, places that we are very happy to be.

And critically, the combined company will be highly diversified, diversified by property, by geography. These are all good things for reasons that I think you will recognize. No single property will account for more than 20% of revenue, and no single property will account for more than 25% of EBITDA, and remember, this doesn't factor Pennsylvania, Maine and some of the new things into that picture.

I'm not going to dwell on the properties that make up this list. Obviously, you know them and we can go back and visit anything here that kind of grabs you. All I'll say about this kind of graph is that I always like to line trending up, so that's the picture we like to present to you.

I often jokingly say I've been thrilled through the years that we've grown from a tiny little Pennsylvania regional racetrack operator with under $40 million in revenue. We had a little pie. Well, the fun of this is that the pie is getting bigger and we're getting more colors as this evolves. So this obviously is a presentation, and just a second, this was Webcast? Is it still available, I presume? Yes.

So all this stuff is available to you and you get to look at these pies in a little more detail. But obviously, the combined company, the pie is bigger and the colors are more. This is a very happy picture for us and again, you've got to plug in what will be a spectacular opportunity for us at Pennsylvania and a very attractive opportunity in Maine.

I'm going to let Bill Clifford go through some of the numbers.

Bill Clifford - Penn National Gaming - Chief Financial Officer

Thanks Peter. Just to walk through some of the financial information related to the transaction, first is a fund. The expectation is we've got - we have a fully underwritten senior credit facility which will be comprised of obviously A, B and a fairly sizable revolver. At the close, we expect to have roughly $180 million worth of cash and 2.639 billion worth of senior credit facilities

Uses of that will be there's a billion, 410 in equity. Argosy's, that will be 805 which we'll take care of, and national senior credit facility, which is where we announced that we had outstanding at 930, was roughly 320 million. Season expenses of 212 million obviously includes a lot of issues or items that are related to these types of transactions.

I would highlight that included in here is $70 million roughly of tender costs, if that's what ends up being required in order to complete the transaction. On the capitalization table, right now we're sitting at $909 million worth of debt. We'll be going to 3.2 billion, that's including this 575 million in Penn bonds. That's 3.9 billion worth of senior credit facilities and then the capital leases, which represent the parking garage in Aurora for 17 million.

On our pro forma credit perspective, we're looking at taking senior leverage from 1.2 to 4.8, total debt declined from 3.3 to 5.8, and our EBITDA interest coverage, which is that 1 ratio that we spend a lot of time getting comfortable around debt around on is the EBITDA interest expense only climbs from 2.8 to roughly 3 times.

And that's obviously a function of the amount of senior leverage that we've been able to spare from our banks. I would obviously I need just to highlight. We were obviously very - we're growing nicely. We're expanding into new markets, capitalizing on jurisdictional growth and we're focused on slots. The piece that got us very comfortable with this transaction from a financial perspective was our ability to be able to de-lever quickly and also the amount of capital that Argosy has spent and their properties are in fantastic shape, so we know that our maintenance cap ex requirements are going to be fairly small.

I'm doing great. OK. I just hate to steal Peter's thunder on this stuff. This is one more time for Penn. We've basically levered up before over 5 times and in fact, there's been 2 separate occasions previously. We've always demonstrated that we're prepared to go down and we will pay down debt and we will get into a much more comfortable zone.

We're clearly past our comfort on this transaction at the offset or at the beginning, but I can give you every assurance that Penn will be focused on paying down debt, which we have done every time before.

Thanks very much.

Peter Carlino - Penn National Gaming - Chairman and Chief Executive Officer

Thanks Bill. Before we get into question and answers, just a quick philosophical point. As we think about this transaction, we have to stand up here as a group and explain it hard that we clearly have made the wrong choice.

This is a transaction in our judgment that is so obvious and so sensible that we trust that most of you who follow this industry, and certainly those who follow us, recognize just what a tremendous and outstanding situation this is. The debt levels, as Bill said, a little to the high side. We've been there before, but this company is rabidly committed to getting debt under control quickly. It's the first and most important priority to us.

We've done it before, but if we can stand up here with some credibility and say you can have a high degree of confidence that this plan is very, very good and we'll move swiftly to do that.

So with that, you've got some of the Penn team here. You have Dick and Dale here from Argosy and we're here to answer your questions. So who wants to be first?

QUESTIONS AND ANSWERS

Peter Carlino - Penn National Gaming - Chairman and Chief Executive Officer

Yes sir? The question was, would we be interested in other properties? The answer is, not now. I think our appetite is satisfied. Maybe the lion has just had a big meal and we're just going to go off and lay in the bushes for a while and we're going to sleep this one off for a bit. This is a great transaction for us.

We've got to roll our sleeves up and get applications and do all the regulatory things that we've got to do over the next month to get this transaction done. That is the single and absolute focus for our company, to get this over the goal line. Today's the start, it's not the finish, but it'll happen, and that's our focus.

We don't look real far ahead beyond that. I mean, you know how we've behaved over time, but we've been very disciplined. We've been systematic. We've been - everything has a pace, so we're in no hurry. This is a great acquisition. It's a transforming transaction for us, for all the obvious reasons. So we're quite happy today. There's nothing else on the horizon, nothing.

Yes sir? What we have asked on our last call, I'm going to let Kevin take that just to let somebody else talk and Kevin knows it best. We've announced our plans for Charlestown on our last quarterly call.

Kevin, do you want to spend a few moments on Charlestown?

Kevin DeSanctis - Penn National Gaming - President

Sure. I think that was Joel. As we explained on our call, in Charlestown, what we're going to do is to balance the facility a little bit more than it is today. You know, the good news is that we have a tremendous amount of customers coming to Charlestown. The bad news is we don't have enough food and beverage products to adequately take care of them.

So what we've done is instead of just adding more slots, we're just taking a deep breath. We're going to add some more food and beverage facilities, fundamentally a buffet, and then once we integrate that into the facility, we'll go on and add more slots again hopefully, as the market continues to grow.

What that will do essentially is keep us at about - we're at about 3,800 right now in terms of numbers of slot machines and it will take us to 4,000. And we would expect that to happen somewhere - to be completed by the third quarter of '05. Did that get it Joel (ph)?

Peter Carlino - Penn National Gaming - Chairman and Chief Executive Officer

Yes. I think there was a little disappointment in our conference call, that we weren't just racing on the 4,500. Remember, we have the ability to do that. We just made an internal judgment. Why? We've shown the capacity to get much higher yield from our base of slot machines on a win per machine, so we could actually boost capacity that way.

We'd rather have parking, more amenities, you know, build this facility for the future. So this is an easy one for us. We can add those other machines whenever we wish. It will be relatively soon thereafter, but again, this is just a more just smarter approach for us.

Yes? Oh, I'm sorry Dick , forgive me.

Dick Glasier - Argosy Gaming - Chief Executive Officer

The question about Argosy's expansion plans in Kansas City, a little less than a year ago, we opened up essentially an all new casino in Kansas City and it's very close to a land base. Technically, it's not. And we have through the first 9 months of the year, increased revenues by about 55% and EBITDA by 100%, so it was a $100 million project.

We've already broke ground on phase two of that, which is a parking garage, actually it's a high-tech parking garage, if you can believe parking garages can be high tech, but our biggest problem there was that we simply didn't have good parking. And that will be finished the middle of next year and in the second quarter, we plan to break ground on a 260-room hotel which will be really very high quality.

And we also had announced earlier this year that we have major expansion opportunity at our Lawrenceburg facility. As most of you know, our Lawrenceburg facility is quite large. And on the weekends, we're turning people away, both off the casino floor and our parking and our hotel, and so we're looking for an expansion of that.

We have negotiated a development agreement with the local government there and actually, they gave us an investment credit of $50 million, which we actually now take through the P&L as rent reduction. And that project will be announced in more detail by the end of the year. But we do plan to move ahead with that.

Peter Carlino - Penn National Gaming - Chairman and Chief Executive Officer

Yes ma'am?

Unidentified Speaker

What's the organizational structure going to be like? Is Argosy going to continue to be a subsidiary and just operate independently? And how are you going to finance projects like the Pennsylvania slots in Maine? Is your revolver going to be big enough or you have some other plans?

Peter Carlino - Penn National Gaming - Chairman and Chief Executive Officer

I'll let Bill handle the second half of that question. You know, it's early for us to make any statement about just how the management structure will evolve. We have shown a relatively modest approach to synergies, larger corporate synergies, in the presentation that we've made.

Again, those who have followed what we have done in the past know that we'll move very slowly with that. I think I'd say this is kind of the beginning of a process that will take us out to spend time with Argosy management, understand more thoroughly the plans that they have in mind, what the needs will be, and whatever the evolution of that process, it will be steady and cautious and well considered.

So that's sort of a non-answer, but it's a process that will unfold with a lot of care. So you will never see with us any precipitous action. I quoted Kevin last night, it's one of my favorite Kevin lines, he happens to have a few that I like a lot, that the process for us at Penn is evolution, not revolution. And that's kind of how we operate. So we'll just have to see how it evolves .

Bill, do you want to talk about ...

Bill Clifford - Penn National Gaming - Chief Financial Officer

Yes. The senior credit facility contemplates all those Penn capital expenditure programs, including Pennsylvania as well as Maine, and it's also built to accommodate the projects that have been announced, that Peter talked about earlier. So we won't be needing any additional capital in order to complete the construction project.

Peter Carlino - Penn National Gaming - Chairman and Chief Executive Officer

Yes. With that having been said, we're going to exercise great care as we always have on how capital gets spent. So we'll be quite careful. We won't be allowed a spending spree . Yes?

Unidentified Speaker

Can you discuss briefly how you intend to manage the markets where you have overlapping properties with Argosy?

Peter Carlino - Penn National Gaming - Chairman and Chief Executive Officer

Well, there's only a couple of markets that are true overlaps. The first notable market of course is Baton Rouge. It's a relatively small market, but as we've discovered - as you look at a 90-minute circle around Baton Rouge, there's actually a fair amount of competition. We don't anticipate a problem in Louisiana there.

I mean, obviously we've got to go down and talk to them and both properties will continue to operate. There are other markets in Louisiana for example where at least one other company has a much higher concentration in that market. So this is not something new or unprecedented. All things being equal, we don't anticipate a problem there.

Illinois, in the same vein, though there are 3 properties there, only 2 are relatively proximate to each other. The other, of course, in Alton (ph), is down state, and Dick might want to offer some thinking about that. The quick answer is, we don't really know, but we see no reason for a problem. The Chicago land market is very large and this just ought not to be a difficulty.

Dick, do you have any thoughts?

Dick Glasier - Argosy Gaming - Chief Executive Officer

No, I agree with you. There has been some questions as to the number of licenses that might be - the Gaming Commission in Illinois might allow, and there's already a precedence set. I think we commented on this last night in the conference call, that we think there's sufficient precedence to indicate that there would be 3 licenses to 1 company.

I do think that there's opportunity in the Alton property to do some expansion at a fairly small cost. That property has in the past, generated very significant cash flow, but because of the Illinois tax environment, as well as recent competition in the St. Louis market, Alton is really in the St. Louis market, for I think what I would call a very small capital investment.

I think there's a way to leverage that property up and I think under Penn's ability to diversify risk with this transaction, that would make a lot of sense.

Peter Carlino - Penn National Gaming - Chairman and Chief Executive Officer

Kevin?

Kevin DeSanctis - Penn National Gaming - President

Yes. I think your question may have also been directed towards, are we going to consolidate management teams, things like that? No. I mean, I don't see us doing things like that. You know, essentially, Argosy runs very much like Penn in that each general manager runs their own property.

Clearly, we will make sure that we don't create promotional wars between the properties, but I think that's the expense of which we would think about combining anything. So it will still run fundamentally as independent properties with hopefully a little coordination.

Unidentified Speaker

Hey Bill, can you address the, how should we look at the different tax rates between the 2 companies in terms of what would the forward tax rate be in the combined company?

Bill Clifford - Penn National Gaming - Chief Financial Officer

Yes. Well, that kind of touches on a couple of things that we've indicated we wouldn't do, which is guidance. But I'll help you out and answer the question to the extent that I can be comfortable with that. The tax rate, obviously the blended tax rate for Penn will climb and that's primarily as a result of the Indiana tax ruling where the gaming taxes aren't divestible, so you end up with a much higher state income tax rate in Indiana.

I think there's a range somewhere, and I'm not going to be any more specific than this, there's a range somewhere around the middle between our existing tax rate and Argosy's tax rate is probably. I'd take a blended look at those 2 and really come to your own conclusion.

Peter Carlino - Penn National Gaming - Chairman and Chief Executive Officer

You're not going to let us get off that easy, are you? Yes sir?

The question was, are there any assets that we would dispose of, and the answer is no. I think we kind of like what our portfolio looks like today, so no.

Well, if that's it, then we thank you all very much. Wait. There is a question in the back. Yes sir?

Unidentified Speaker

Yes. Have you attached a number of the capital expenditures to the Charlestown expansion?

Peter Carlino - Penn National Gaming - Chairman and Chief Executive Officer

The answer is, we haven't gone there, and we won't.

All right. Well, thank you very much. We're all available as always for questions.

Operator

There is a - will be a half hour breakout for this presentation in the Grammercy Suite on the 18th floor.

The following are the slides used in connection with the presentation:

PENN NATIONAL GAMING, INC.

Acquisition of Argosy Gaming Company
November 2004

Safe Harbor Disclosure

This presentation contains forward-looking statements from Penn National and Argosy Gaming
(collectively, the "Companies") within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Some of these statements include without limitation those regarding the accretive nature of the merger, synergies arising from the merger, future capital expenditures and prospects for future growth. These statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and the actual results to differ materially. The Companies describe certain of these risks and uncertainties in their filings with the Securities and Exchange Commission, including their Annual
Reports on Form 10-K for the year ended December 31, 2003. Some of these risks include without limitation those relating to the ability of the Penn National to integrate and manage facilities it acquires, risks relating to the development and expansion of properties, risks of increased competition, risks relating to the economy and interest rates, risks relating to possible increases in our effective rate of taxation, risks associated with failure by Penn National to obtain acquisition financing, and risks relating to the fact that both entities are heavily regulated by gaming authorities. In addition, consummation of
Penn National's acquisition of Argosy Gaming is subject to several conditions including the approval of various governmental entities, including certain gaming regulatory authorities to which the Companies are subject. Furthermore, the Companies do not intend to update publicly any forward-looking statements except as required by law. The cautionary advice in this paragraph is permitted by the
Private Securities Litigation Reform Act of 1995.

This presentation includes "Non-GAAP financial measures" within the meaning of SEC Regulation G.
A reconciliation of all Non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP can be found at www.pngaming.com, in the Recent News section.

Transaction Overview

o Transaction value of $2.2 billion
  o $47.00 per share in cash
    - 16.4% premium to closing price of $40.38 (11/02/04)
    - 30% premium to average closing price over the last 90 days
    - Aggregate $1.4 billion in total equity consideration
  o Repay $805 million of Argosy's outstanding indebtedness
o TTM transaction EBITDA multiple of 8.5x
o Fully committed financing
o Expected closing: 2H '05
o Expected to be immediately accretive to EPS upon closing

Transaction Rationale

o Will create the nation's third largest casino operator
  o In excess of $2 billion in pro forma annual revenues
  o In excess of $550 million in LTM EBITDA (includes $20 million in corporate synergies)
  o Significant near-term growth prospects at both entities

o Expansion into three new jurisdictions - Indiana, Missouri, Iowa
  o Complimentary geographic asset base

o Further diversifies cash flows
  o Combined company will be broadly diversified by property and region
  o No single property will account for more than 20% of revenue
  o No single property will account for more than 25% of EBIDTA

o Consistent with Penn National's successful long-term growth strategy
  o Regional properties operationally similar to PENN's existing portfolio

Creates Nation's Third Largest Casino Operator

Combined Portfolio Overview

Property	Casino Sq. Ft.	Gaming Machines	Table Games	Hotel Rooms	EBITDA[1]
Hollywood Aurora	53,000	1,161	22	—	$70.3
Charles Town	114,000	3,793	—	—	106.8
Casino Rouge	28,000	1,065	31	—	33.0
Casino Magic	39,500	1,212	28	492	21.3
Hollywood Tunica	54,000	1,616	31	494	25.6
Boomtown	33,600	1,100	20	—	15.2
Racing (3 Racetracks, 7 OTW's)	—	—	—	—	5.4
Casino Rama (mgmt. fee)	75,000	2,313	121	300	14.7
Bullwhackers	20,700	904	—	—	4.4
Pennwood JV/Freehold	—	—	—	—	1.5
Argosy – Lawrenceburg	74,300	2,248	95	300	144.9
Alton Belle	26,700	1,067	20	—	18.6
Argosy – Kansas City	62,000	1,750	42	—	37.1
Argosy – Baton Rouge	28,900	849	12	300	18.5
Belle of Sioux City	20,300	616	18	—	13.9
Empress - Joliet	50,000	1,148	24	102	54.9
TOTALS	**701,400**	**20,842**	**464**	**2,477**	**586.1**

PENN NATIONAL GAMING, INC.

(1) LTM 9/30/04, $ in millions, excludes corporate overhead.

5

Historical Record of Delivering Strong, Stable Growth

Note: 2004E figures are as announced October 26, 2004 and exclude discontinued
      operations and include $20M of anticipated corporate synergies.

Revenue Diversification - by Region

Note: Excludes discontinued operations, corporate eliminations and overhead.
      LTM 9/30/04. Excludes Bangor and Toledo Raceways.

EBITDA Diversification - by Region

Note: Excludes discontinued operations, corporate eliminations and overhead.
      LTM 9/30/04. Excludes Bangor and Toledo Raceways.

EBITDA Diversification - by Property

Note: Excludes discontinued operations, corporate eliminations and overhead.
      LTM 9/30/04. Excludes Bangor and Toledo Raceways.

Sources and Uses of Funds
--------------------------------------------------------------------------------
($ in millions)

Sources of Funds ($)                  Uses of Funds ($)
--------------------                  -----------------
Cash                        $  108.8  Total Equity Consideration   $1,410.4
Senior Credit Facilities     2,639.0  Argosy Retired Debt             805.3
                                      Penn National Retired Debt      319.9
                                      Fees & Expenses                 212.2

                            --------                               --------
Total Sources of Funds      $2,747.8  Total Uses of Funds          $2,747.8
                            ========                               ========

CAPITALIZATION

($ in millions)	September 30, 2004 PENN	Pro Forma(1)
Cash	$ 83.2	$ 120.0
11 1/8% Sr. Sub Notes due '08—callable 3/05	200.0	200.0
8 7/8% Sr. Sub Notes due '10—callable 3/06	175.0	175.0
6 7/8% Sr. Sub Notes due '11—callable 12/07	200.0	200.0
Senior Credit Facilities	320.0	2,639.0
Capital Leases & Other	14.8	17.7
Total Debt	$909.8	$3,231.7

(1) Reflects the financing of the Argosy Gaming Company acquisition and assumes $175 million of net proceeds from the sale of Penn's Pocono Downs.

PENN NATIONAL GAMING, INC.
11

Pro Forma Credit Statistics
-------------------------------------------------------------------------------
($ in millions)
                                                              LTM 9/30/04
                                                        -----------------------
                                                        PENN        Pro Forma(1)
                                                        -----       -----------
Leverage
--------
Senior Debt/EBITDA                                       1.2x          4.8x
Total Debt/EBITDA                                        3.3           5.8

Coverage
--------
EBITDA/Interest Expense                                  2.8x          3.0x

(1) Includes $20 million in corporate synergies.

Value Investor/
Growth Operator
-------------------------------------------------------------------------------
o Rapidly growing operator of regional gaming properties
  o Expanding into new markets
  o Capitalizing on jurisdictional growth opportunities
  o "Slot focus" in strong regional drive-to markets

o Growing cash flow, well-diversified by market and property

o Proven, disciplined acquisition strategy
  o Successfully integrated three acquisitions in last four years
  o In each case, reduced total transaction value as multiple of EBITDA in first twelve months of operations

o Experienced management team with 10-year track record of building shareholder value
  o 36% compound annual growth in share price since May '94 IPO
  o Significant near-term growth prospects at Penn National and Argosy
    Gaming

Investor Relations
-------------------------------------------------------------------------------
Senior VP and CFO:     William Clifford        610.373.2400
Investor Relations:    Joseph Jaffoni          212.835.8500   penn@jcir.com

Additional Information

     In connection with the proposed merger, Argosy Gaming Company (“Argosy”) will file a proxy statement and other relevant documents with the Securities and Exchange Commission (SEC). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AS IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND RELATED MATTERS. INVESTORS AND SECURITY HOLDERS WILL HAVE ACCESS TO FREE COPIES OF THE PROXY STATEMENT (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED WITH THE SEC BY ARGOSY THROUGH THE SEC WEB SITE AT WWW.SEC.GOV. THE PROXY STATEMENT AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE (WHEN AVAILABLE) FROM ARGOSY BY DIRECTING A REQUEST TO: Argosy Gaming Company, Attn: Investor Relations Department, 219 Piasa Street, Alton, IL 62002, telephone (618) 474-7500

     Argosy and its directors, executive officers, certain members of management and employees, may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Argosy's stockholders in connection with the proposed merger is set forth in Argosy's annual report on Form 10-K for the fiscal year ended December 31, 2003 filed with the SEC on March 12, 2004 and proxy statement for its 2004 annual meeting of stockholders filed with the SEC on March 12, 2004. Additional information will be set forth in the proxy statement when it is filed with the SEC.